LML PAYMENT SYSTEMS

NEWS RELEASE
Exhibit 20.2

LML Reports Agreement Between Global eTelecom and DestinBank...The Financial Centre

VANCOUVER, BC and ORLANDO, FL, April 30, 2003 -- Payments 2003 -- LML Payment Systems Inc. (Nasdaq: LMLP) is pleased to announce Global eTelecom has entered into a long term technology service agreement with DestinBank...The Financial Centre. The agreement will enable DestinBank...The Financial Centre to provide Electronic Check Conversion to its customers and a network of banks nationwide by licensing in-house Global eTelecom's proprietary Electronic Check Conversion Technology. Terms of the deal were not announced. Global eTelecom's check services are licensed under U.S. Patents: 5,484,988; 6,164,528; 6,283,366; and 6,354,491 from LML Payment Systems Corp.

"I am very pleased that DestinBank...The Financial Centre selected our customized technology solutions and services for their Bank Customers. I know that DestinBank...The Financial Centre carefully researched everyone in our industry before making their decision, and I think it speaks well of our entire organization that we were chosen," states John H. Beebe, Chairman and Chief Executive Officer of Global eTelecom. "We are just now beginning to see the full acceptance of Electronic Check Conversion and it's benefits on a national scale. This industry is now poised for rapid growth, and we look forward to working with DestinBank...The Financial Centre to service their needs in this industry in the years to come."

Located at 2000 Ninety Eight Palms Boulevard in the Destin Harbor District, the Financial Centre opened its doors in May 1985 to provide Destin residents and businesses a full array of services in a single location - investment, insurance, mortgages, and banking services. Having met with success, DestinBank...The Financial Centre now explores opportunities to better serve each customer. "We appreciate the value of convenience and service and are committed to delivering both," said Frank Burge, president of DestinBank...The Financial Centre. "Our goal is to simplify people's lives every day."

About Global eTelecom

Providing TOTAL Check Solutions, Global eTelecom, Inc. provides Independent Sales Organizations and Financial Institutions with a powerful, proprietary Electronic Check Conversion engine that enables them to offer their own turnkey check program. Programs include Check Conversion with or without Guarantee, Traditional Paper Guarantee, Electronic Checks by Telephone and Electronic Recurring Debit/ACH. All programs have the option of being Private Labeled with your company's name and logo. Global eTelecom's check services are Licensed Under U.S. Patents: 5,484,988; 6,164,528; 6,283,366; and 6,354,491 from LML Payment Systems Corp. More information on Global eTelecom can be found on the company's website at www.globaletelecom.com.

About Destin Bank...The Financial Centre

Backed by professionals, DestinBank...The Financial Centre pledges to provide customers with a single source of financial services in one location. DestinBank...The Financial Centre offers top-notch customer service with eight locations spanning the Destin, South Walton, Seagrove Beach and Pensacola markets. We provide specialist in Investments and Insurance advisory coupled with traditional banking services. Free online banking, telephone banking, and extended supermarket and Saturday hours round out our product matrix. As one of the top lenders in Walton and Okaloosa County, we are shaping the future of mortgage lending. Underlying our commitment to service is a strong commitment to innovation. Visit us online at destinbank.com for more information.

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About LML Payment Systems Inc. (www.lmlpayment.com)

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528 and No. 5,484,988 all of which relate to electronic check processing methods and systems.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS:
LML Payment Systems Inc.	Global eTelecom, Inc.

Patrick H. Gaines	John H. Beebe
President and CEO	Chairman and CEO
(604 689-4440	(850) 650-8506

Investor Relations
(800) 888-2260

LML PAYMENT SYSTEMS INC. Suite 1680 - 1140 West Pender St Vancouver BC V6E 4G1
TEL 604.689.4440 FAX 604.689.4413 www.lmlpayment.com